EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Xcel Energy Inc. on Form S-8 (Nos. 333-48604 and 333-104507) of our report dated June 11, 2004, appearing in this Annual Report on Form 11-K of the New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees and New Century Energies, Inc. Employees’ Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
June 25, 2003